Exhibit 99.1

   Team, Inc. Announces Sale of Climax Portable Machine Tools, Inc.

    ALVIN, Texas--(BUSINESS WIRE)--Nov. 30, 2005--Team, Inc. (AMEX:TMI) announced that the company has sold Climax Portable Machine Tools, Inc. effective today to an affiliate of Horizon Partners Ltd. for approximately $14.5 million in cash. Climax is Team's equipment sale and rental business segment. The proceeds, which are subject to various working capital adjustments, will be used to reduce Team's outstanding debt. The sale will result in a net after tax gain for Team of about $0.05 per share.
    "Climax is an excellent company with attractive growth prospects. However, it is outside of Team's strategic focus on industrial services and represents less than 10 percent of Team's overall revenues," said Phil Hawk, Chairman and CEO. "With the sale, Team receives an attractive value for the business and simplifies its overall business focus," reported Hawk. The sale of the business will not change the company's overall earnings expectations or its earnings guidance of $1.15 to $1.30 per share for its fiscal year 2006 ending May 31, 2006.
    Headquartered in Milwaukee, WI, and Naples, FL, Horizon Partners is a private investment holding company which acquires and builds companies. The Company is the leading independent processor of peanuts in the United States; the largest manufacturer of membrane switches in North America; and a producer of nonwoven fabrics for the filtration, medical, and pipe repair markets. Horizon employs over 800 people in the United States, UK, China, and Vietnam.
    Team, Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, field valve repair, NDE inspection and field heat treating. All these services are required in maintaining high-temperature, high-pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Team's inspection services also serve the aerospace and automotive industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI."

    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.



    CONTACT: Team, Inc., Alvin
             Philip J. Hawk, 281-331-6154
             Ted W. Owen, 281-331-6154